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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 14, 2003

A.C. Moore Arts & Crafts, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 University Court, Blackwood, NJ	08012

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 228-6700

Not Applicable

(Former name or former address, if changed since last report.)

SEC 873 (6-03)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 5. Other Events and Regulation FD Disclosure

The following information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements of A.C. Moore Arts & Crafts, Inc. (the “Company”) and its subsidiaries, and the notes thereto, appearing in the Company’s reports filed with the Securities and Exchange Commission (“SEC”). This Current Report on Form 8-K, may contain certain forward-looking statements regarding the Company’s business and prospects that are based upon numerous assumptions about future conditions which may ultimately prove to be inaccurate and actual events and results may materially differ from anticipated results described in such statements. Such forward-looking statements involve risks and uncertainties and any one or a combination of these risks could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company disclaims any intent or obligation to update these forward-looking statements.

Mr. Leslie H. Gordon, Executive Vice President and Chief Financial Officer of the Company, has advised the Company that he adopted a written plan with Adams, Harkness & Hill, Inc. in accordance with Rule 10b5-1 under the Exchange Act relating to the exercise of stock options and future sales of the Company’s common stock. The plan permits the sale of Company common stock according to a formula, which includes quantities, price restrictions, dates and other variables.

Mr. Gordon adopted his written plan on November 14, 2003. Mr. Gordon’s plan provides for the sale of up to 40,000 shares of Company common stock to be acquired upon the exercise of outstanding stock options. Mr. Gordon’s plan will continue until all 40,000 shares of Company common stock have been sold, unless such plan is sooner terminated pursuant to the terms thereof. Shares will be sold pursuant to Mr. Gordon’s plan at prices of $25.00 or higher. Selling according to this plan will commence in February 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2003	A.C. Moore Arts & Crafts, Inc.

By: /s/ Leslie H. Gordon

Leslie H. Gordon
Executive Vice President and Chief Financial Officer